Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

NEWS RELEASE

TYSON FOODS, INC. ANNOUNCES QUARTERLY DIVIDEND

Springdale, AR November 19, 2012---The Board of Directors of Tyson Foods, Inc. (NYSE: TSN), at a meeting on November 15, 2012, declared the quarterly dividend of $.05 per share on Class A common stock and $.045 per share on Class B common stock, payable on March 15, 2013, to shareholders of record at the close of business on March 1, 2013. This corrects an earlier announcement which stated a payment date of March 31, 2013.

About Tyson Foods

Tyson Foods, Inc. (NYSE:  TSN), founded in 1935 with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and services to customers throughout the United States and approximately 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

2200 Don Tyson Parkway Springdale, AR 72762-6999 479-290-4000 www.tysonfoodsinc.com